Exhibit (e)(iv)

FIRST AMENDMENT TO

THE DISTRIBUTION AGREEMENT

This first amendment (“Amendment”) to the distribution agreement (the “Agreement”) dated as of September 30, 2021, by and between Datum One Series Trust and Foreside Financial Services, LLC (together, the “Parties”), is effective as of November 8, 2022.

WHEREAS, the Parties desire to amend Exhibit A to the Agreement.

WHEREAS, Section 18 of the Agreement requires that all amendments and modifications to the Agreement be in writing and executed by the Parties.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.	Capitalized terms not otherwise defined herein shall have the meanings set forth in the Agreement.

2.	Exhibit A to the Agreement is hereby deleted in its entirety and replaced by Exhibit A attached hereto.

3.	Except as expressly amended hereby, all of the provisions of the Agreement shall remain unamended and in full force and effect to the same extent as if fully set forth herein.

4.	This Amendment shall be governed by, and the provisions of this Amendment shall be construed and interpreted under and in accordance with, the laws of the State of Delaware.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed in their names and on their behalf by and through their duly authorized officers.

DATUM ONE SERIES TRUST	FORESIDE FINANCIAL SERVICES, LLC

/s/ Barbara J. Nelligan	/s/ Teresa Cowan
Barbara J. Nelligan, President	Teresa Cowan, President
Date: December 22, 2022	Date: December 22, 2022

EXHIBIT A

Fund Names

Polar Capital Emerging Market Stars Fund

Polar Capital Emerging Market ex-China Stars Fund